EXHIBIT 20.1

                                      TSYS(R)


Richard W. Ussery                                                 March 13, 1997
Chairman of the Board


Dear Shareholder:

     The Annual Meeting of the Shareholders of Total System Services, Inc. will be held on April 14, 1997, in the Dining Gallery of the Columbus, Georgia Convention & Trade Center, beginning at 10:00 o'clock A.M., E.T., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

     We hope that you will be able to be with us and let us give you a review of 1996. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to complete and mail the enclosed Proxy Card promptly.

     Thank you for helping us make 1996 a good year. We look forward to your continued support in 1997 and another good year.

                                             Sincerely yours,

                                             /s/Richard W. Ussery
                                             RICHARD W. USSERY


Total System Services, Inc.   Post Office Box 2506  Columbus, Georgia 31902-2506





                                    TSYS(R)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 14, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Total System Services, Inc.(SM) ("TSYS(R)") will be held in the Dining Gallery of the Columbus, Georgia Convention & Trade Center, on April 14, 1997, at 10:00 o'clock A.M., E.T., for:

     (1) The election of five nominees as Class II directors of TSYS to serve until the 2000 Annual Meeting of Shareholders; and

     (2) The transaction of such other business as may properly come before the Annual Meeting.

     Information relating to the above matters is set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 12, 1997 will be entitled to notice of and to vote at the Annual Meeting.

                                       /s/G. Sanders Griffith, III
                                       G. SANDERS GRIFFITH, III
                                       Secretary


Columbus, Georgia
March 13, 1997










WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.










                                     TSYS(R)

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 14, 1997

                                I. INTRODUCTION

A.   Purposes of Solicitation - Terms of Proxies.

     The Annual Meeting of the Shareholders ("Annual Meeting") of Total System Services, Inc. ("TSYS") will be held on April 14, 1997 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The enclosed Proxy Card ("Proxy") is solicited BY AND ON BEHALF OF TSYS' BOARD OF DIRECTORS in connection with such Annual Meeting or any adjournment thereof. The costs of the solicitation of Proxies by TSYS' Board of Directors will be paid by TSYS. Forms of Proxies and Proxy Statements will also be distributed through brokers, banks, nominees, custodians and other like parties to the beneficial owners of shares of the $.10 par value common stock of TSYS ("TSYS Common Stock"), and TSYS will reimburse such parties for their reasonable out-of-pocket expenses therefor. TSYS' mailing address is Post Office Box 2506, Columbus, Georgia 31902-2506.

     The shares represented by the Proxy in the accompanying form, which when properly executed, returned to TSYS' Board of Directors and not revoked, will be voted in accordance with the instructions specified in such Proxy. If a choice is not specified in the Proxy, the shares represented by such Proxy will be voted "FOR" the election of the five nominees for Class II directors named herein.

     Each Proxy granted may be revoked in writing at any time before the authority granted thereby is exercised. Attendance at the Annual Meeting will constitute a revocation of the Proxy for such Meeting if the maker thereof elects to vote in person.

     This Proxy Statement and the enclosed Proxy are being first mailed to shareholders on or about March 10, 1997.

B.   TSYS Securities Entitled to Vote and Record Date.

     TSYS' outstanding voting securities are TSYS Common Stock, each share of which entitles the holder thereof to one vote on any matter coming before a meeting of TSYS' shareholders. Only shareholders of record at the close of business on February 12, 1997 are entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, there were 129,289,680 shares of TSYS Common Stock outstanding and entitled to vote. TSYS owned 193,842 shares of TSYS Common Stock on February 12, 1997 as treasury shares, which are not considered to be outstanding and are not entitled to be voted at the Annual Meeting.

C.   Shareholder Proposals.

     From time to time, TSYS' shareholders may present proposals which may be proper subjects for inclusion in TSYS' Proxy Statement for consideration at TSYS' Annual Meeting. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for TSYS' 1998 Annual Meeting, which has been tentatively scheduled for April 13, 1998, must be received by TSYS no later than November 13, 1997, and any such proposals, as well as any questions related thereto, should be directed to Secretary, Total System Services, Inc., 901 Front Avenue, Suite 301, Columbus, Georgia 31901.

                                       1

D.   Director Nominees or Other Business for Presentation at the Annual Meeting.

     Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the bylaws. A copy of these bylaw requirements will be provided upon request in writing to Secretary, Total System Services, Inc., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement nor does it preclude discussion by any shareholder of any business properly brought before the Annual Meeting.

E.   Columbus Bank and Trust Company.

     Columbus Bank and Trust Company(R) (CB&T") owned individually 104,401,292 shares, or 80.7%, of the outstanding shares of TSYS Common Stock on February 12, 1997. CB&T(R) is a wholly owned banking subsidiary of Synovus Financial Corp.(R) ("Synovus"), a multi-financial services company having 116,369,039 shares of $1.00 par value voting common stock ("Synovus Common Stock") outstanding on February 12, 1997.

                           II. ELECTION OF DIRECTORS

A.   Information  Concerning  Number and  Classification  of Directors  and
     Nominees.

     (1) Number and Classification of Directors.

     In accordance with the vote of shareholders taken at TSYS' 1988 Annual Meeting, the number of members of TSYS' Board of Directors was fixed at 18. TSYS' Board of Directors is currently comprised of 14 members. TSYS has four directorships which remain vacant, one of which positions was vacated by a Class III director. These vacant directorships could be filled in the future at the discretion of TSYS' Board of Directors. This discretionary power gives TSYS' Board of Directors the flexibility of appointing new directors in the periods between TSYS' Annual Meetings should suitable candidates come to its attention. Any person appointed by TSYS' Board of Directors to fill the vacant Class III directorship would serve the remainder of the Class III term, which expires at the 1998 Annual Meeting. Any person so appointed by TSYS' Board of Directors to the remaining vacant directorships would not be appointed to serve a classified, three-year term but would only serve as a director until the next succeeding Annual Meeting. At such Annual Meeting, such appointee would stand before TSYS' shareholders for election to a classified term of office as a director. Proxies cannot be voted at the 1997 Annual Meeting for a greater number of persons than the number of nominees named.

     Pursuant to TSYS' Articles of Incorporation and bylaws, the members who comprise TSYS' Board of Directors are divided into three classes of directors:
Class I, Class II and Class III directors, with each of such Classes of directors to be as nearly equal in number as possible. Each Class of directors serves a staggered 3-year term. At TSYS' 1995 Annual Meeting, Class III directors were elected to serve 3-year terms to expire at TSYS' 1998 Annual Meeting, and at TSYS' 1996 Annual Meeting, Class I directors were elected to serve 3-year terms to expire at TSYS' 1999 Annual Meeting. The terms of office of the Class II directors expire at TSYS' 1997 Annual Meeting.

     (2) Nominees for Class II Directors and Vote Required.

     TSYS' Board of Directors has selected five nominees which it proposes for election to TSYS' Board as Class II directors. The five nominees for Class II directors of TSYS will be elected to serve 3-year terms that will expire at TSYS' 2000 Annual Meeting. The five nominees for Class II directors of TSYS are:
James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John P. Illges, III and W. Walter Miller, Jr.

     Under TSYS' bylaws and Georgia law, a majority of the issued and outstanding shares of TSYS Common Stock entitled to vote must be represented at the 1997 Annual Meeting in order to

                                       2

constitute a quorum and all shares represented at the Meeting, including shares abstaining and withholding authority, are counted for purposes of determining whether a quorum exists. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes (a plurality), a quorum being present, shall become directors at the conclusion of the tabulation of votes. Thus, once a quorum has been established, abstentions and broker non-votes have no effect upon the election of directors. The shares represented by Proxies executed for TSYS' 1997 Annual Meeting in such manner as not to withhold authority to vote for the election of any nominee for election as a Class II director on TSYS' Board of Directors shall be voted "FOR" the election of the five nominees for Class II directors on TSYS' Board named herein.

     If any nominee for Class II director of TSYS becomes unavailable for any reason before TSYS' 1997 Annual Meeting, the shares represented by executed Proxies may be voted for such substitute nominee as may be determined by the holders of such Proxies. It is not anticipated that any nominee will be unavailable for election.

TSYS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FIVE NOMINEES FOR ELECTION AS CLASS II DIRECTORS ON TSYS' BOARD SET FORTH HEREIN.

B.   Information Concerning Directors and Nominees for Class II Directors.

     (1) General Information.

     The following sets forth the name, age, principal occupation and employment (which, except as noted, has been for the past five years) of each of the nominees for election as Class II directors of TSYS and the remaining directors presently serving on TSYS' Board of Directors, his director classification, his length of service as a director of TSYS, any family relationships with other directors or executive officers of TSYS, and any Board of Directors of which he is a member with respect to any company with a class of securities registered with the Securities and Exchange Commission ("SEC") pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including Synovus, or any company which is subject to the requirements of Section 15(d) of that Act, or any company registered with the SEC as an investment company under the Investment Company Act of 1940 ("Public Company").


                                 TSYS        Year
                                 Director    First       Principal Occupation
                                 Classifi-   Elected     and Other Directorships
Name                      Age    cation      Director    of Public Companies

------------------------ ------- ----------  ----------- -------------------------------------------------------
Griffin B. Bell           78       I           1987      Senior Partner, King & Spalding (Law Firm)

James H. Blanchard<F1>    55       II          1982      Chairman of the Board and Chief
                                                         Executive Officer, Synovus Financial
                                                         Corp.; Chairman of the Executive
                                                         Committee, Total System Services, Inc.;
                                                         Director, BellSouth Corporation

Richard Y. Bradley<F2>    58       II          1991      Partner, Bradley & Hatcher (Law Firm);
                                                         Director, Synovus Financial Corp.

Gardiner W. Garrard, Jr.  56       II          1982      President, The Jordan Company (Real
                                                         Estate Development); Director, Synovus
                                                         Financial Corp.

John P. Illges, III       62       II          1982      Senior Vice President and Financial
                                                         Consultant, The Robinson-Humphrey
                                                         Company, Inc. (Stockbroker); Director,
                                                         Synovus Financial Corp.

Mason H. Lampton          49       III         1986      President, The Hardaway Company
                                                         (Construction Company); Director,
                                                         Synovus Financial Corp.

W. Walter Miller, Jr.<F3> 48       II          1993      Senior Vice President, Total System
                                                         Services, Inc.


                                       3

                                 TSYS        Year
                                 Director    First       Principal Occupation
                                 Classifi-   Elected     and Other Directorships
Name                      Age    cation      Director    of Public Companies

------------------------ ------- ----------  ----------- -------------------------------------------------------

Samuel A. Nunn<F4>        58       I           1997      Senior Partner, King & Spalding (Law
                                                         Firm); Director, The Coca-Cola Company,
                                                         General Electric Company, National Service
                                                         Industries and Scientific-Atlanta, Inc.

H. Lynn Page              56       I           1982      Vice Chairman of the Board (Retired) and
                                                         Director, Synovus Financial Corp.,
                                                         Columbus Bank and Trust Company and
                                                         Total System Services, Inc.

Philip W. Tomlinson<F5>   50       I           1982      President, Total System Services, Inc.

William B. Turner<F3>     74       III         1982      Chairman of the Executive Committee,
                                                         Columbus Bank and Trust Company and
                                                         Synovus Financial Corp.; Advisory
                                                         Director, W.C. Bradley Co. (Metal
                                                         Manufacturer and Real Estate)

Richard W. Ussery<F6>     49       I           1982      Chairman of the Board and Chief
                                                         Executive Officer, Total System Services,
                                                         Inc.

George C. Woodruff, Jr.   68       III         1982      Real Estate and Personal Investments;
                                                         Director, Synovus Financial Corp. and
                                                         United Cities Gas Company

James D. Yancey           55       III         1982      Vice Chairman of the Board, Synovus
                                                         Financial Corp. and Columbus Bank and
                                                         Trust Company

-------------------
<F1> James H. Blanchard was elected Chairman of the Executive  Committee of TSYS in February, 1992. From 1982 until 1992, Mr. Blanchard served as Chairman of the Board of TSYS.

<F2> Richard Y. Bradley formed Bradley & Hatcher in September,  1995.  From 1991 until 1995, Mr. Bradley served as President of Bickerstaff Clay Products Company, Inc.

<F3> Mr. Miller's spouse is the niece of William B. Turner.

<F4> Samuel A. Nunn was elected as a director of TSYS in January,  1997 by TSYS'
     Board of Directors to fill the unexpired term of a vacant Class I board seat. Mr. Nunn joined the law firm of King & Spalding in January, 1997. From 1972 until 1997, Mr. Nunn represented the State of Georgia in the United States Senate.

<F5> Philip W. Tomlinson was elected  President of TSYS in February,  1992. From
     1982 until 1992, Mr. Tomlinson served as Executive Vice President of TSYS.

<F6> Richard W.  Ussery was elected  Chairman of the Board of TSYS in  February,
     1992. From 1982 until 1992, Mr. Ussery served as President of TSYS.


                                       4

(2) TSYS Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1996, the number of shares of TSYS Common Stock beneficially owned by each of TSYS' directors and TSYS' five most highly compensated executive officers. Information relating to beneficial ownership of TSYS Common Stock is based upon information furnished by each person or entity using "beneficial ownership" concepts set forth in the rules of the SEC under Section 13(d) of the Exchange Act.


                             Shares of TSYS       Shares of TSYS       Shares of TSYS                        Percentage of
                              Common  Stock         Common Stock         Common Stock             Total        Outstanding
                               Beneficially         Beneficially         Beneficially            Shares          Shares of
                                 Owned with           Owned with           Owned with           of TSYS        TSYS Common
                                Sole Voting        Shared Voting      Sole Voting but      Common Stock              Stock
                             and Investment       and Investment        no Investment      Beneficially       Beneficially
                                Power as of          Power as of          Power as of       Owned as of        Owned as of
 Name                              12/31/96            12/31/96             12/31/96           12/31/96           12/31/96
 --------------------------  ------------------- -------------------- -------------------  ----------------  -------------
 Griffin B. Bell                   55,112              8,000                    ---            63,112                .05%
 James H. Blanchard               520,800            240,902                    ---           761,702                .59
 Richard Y. Bradley                13,770                ---                    ---            13,770                .01
 Gardiner W. Garrard, Jr.           6,022                ---                    ---             6,022               .005
 John P. Illges, III              122,294                ---                    ---           122,294                .09
 Mason H. Lampton                  17,521             68,440<F1>                ---            85,961                .07
 James B. Lipham                   40,202                800                  20,480           61,482                .05
 W. Walter Miller, Jr.             35,742              8,251                  20,480           64,473                .05
 Samuel A. Nunn                       ---              ---                      ---             ---                  ---
 H. Lynn Page                     421,589             63,764                    ---           485,353                .38
 William A. Pruett                117,932              ---                    25,600          143,532                .11
 Philip W. Tomlinson              415,448             39,864                  84,000          539,312                .42
 William B. Turner                101,886            384,000                    ---           485,886                .38
 Richard W. Ussery                411,486             49,100                  94,000          554,586                .43
 George C. Woodruff, Jr.           76,092              ---                      ---            76,092                .06
 M. Troy Woods                     24,209              ---                    21,440           45,649                .04
 James D. Yancey                  533,510             16,000                    ---           549,510                .43

--------
<F1> Includes  19,200  shares of TSYS Common Stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

     The following table sets forth information, as of December 31, 1996, with respect to the beneficial ownership of TSYS Common Stock by all directors and executive officers of TSYS as a group.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name of                  Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/96           as of 12/31/96
-----------------------  -----------------------  -----------------------------
All directors
and executive
officers of TSYS            4,071,684                   3.15%
as a group
(includes
18 persons)

     For a detailed discussion of the beneficial ownership of Synovus Common Stock by TSYS' named executive officers and directors and by all directors and executive officers of TSYS as a group, see Section IV(C) hereof captioned "Synovus Common Stock Ownership of Directors and Management."

                                       5

C. Board Committees and Attendance.

     The business and affairs of TSYS are under the direction of TSYS' Board of Directors. During 1996, TSYS' Board of Directors held five regular meetings and two special meetings. During 1996, each of TSYS' incumbent directors attended at least 75% of the meetings of TSYS' Board of Directors and the committees thereof on which he sat, except Messrs. Bell and Tomlinson, who attended 71% and 57%, respectively.

     TSYS' Board of Directors has three principal standing committees -- an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee of TSYS' Board of Directors.

     Executive Committee. The members of TSYS' Executive Committee are: James H. Blanchard, Chairman, Richard W. Ussery, Philip W. Tomlinson, William B. Turner, James D. Yancey, Gardiner W. Garrard, Jr. and Richard Y. Bradley. During the intervals between meetings of TSYS' Board of Directors, TSYS' Executive Committee possesses and may exercise any and all of the powers of TSYS' Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by TSYS' Board of Directors. During 1996, TSYS' Executive Committee did not meet.

     Audit Committee. The members of TSYS' Audit Committee are: Gardiner W. Garrard, Jr., Chairman, Mason H. Lampton and John P. Illges, III. The primary functions to be engaged in by TSYS' Audit Committee include: (i) annually recommending to TSYS' Board the independent certified public accountants ("Independent Auditors") to be engaged by TSYS for the next fiscal year; (ii) reviewing the plan and results of the annual audit by TSYS' Independent Auditors; (iii) reviewing and approving the range of management advisory services provided by TSYS' Independent Auditors; (iv) reviewing TSYS' internal audit function and the adequacy of the internal accounting control systems of TSYS; (v) reviewing the results of regulatory examinations of TSYS; (vi) periodically reviewing the financial statements of TSYS; and (vii) considering such other matters with regard to the internal and independent audit of TSYS as, in its discretion, it deems to be necessary or desirable, periodically reporting to TSYS' Board as to the exercise of its duties and responsibilities and, where appropriate, recommending matters in connection with the audit function with respect to which TSYS' Board should consider taking action. During 1996, TSYS' Audit Committee held five meetings.

     Compensation Committee. The members of the Compensation Committee of TSYS' Board of Directors are: Gardiner W. Garrard, Jr., Chairman, and Mason H. Lampton. The primary functions to be engaged in by TSYS' Compensation Committee include: (i) evaluating the remuneration of senior management and board members of TSYS and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of TSYS are eligible to participate; and
(ii) recommending to TSYS' Board whether or not it should modify, alter, amend, terminate or approve such remuneration, compensation or fringe benefit plans. During 1996, TSYS' Compensation Committee held five meetings.

D. Executive Officers.

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name                                Age     Position with TSYS
----------------------------        ---     ------------------------------------
James H. Blanchard                  55      Chairman of the Executive Committee
Richard W. Ussery                   49      Chairman of the Board
                                                and Chief Executive Officer
Philip W. Tomlinson                 50      President
William A. Pruett                   43      Executive Vice President
James B. Lipham                     48      Executive Vice President
                                                and Chief Financial Officer
M. Troy Woods                       45      Executive Vice President
G. Sanders Griffith, III            43      General Counsel and Secretary


                                       6

     All of the executive officers of TSYS are members of TSYS' Board of Directors, except William A. Pruett, James B. Lipham, M. Troy Woods and G. Sanders Griffith, III. William A. Pruett was elected as Executive Vice President of TSYS in February, 1993. From 1976 until 1993, Mr. Pruett served in various capacities with CB&T and/or TSYS, including Senior Vice President. James B. Lipham was elected as Executive Vice President and Chief Financial Officer of TSYS in July, 1995. From 1984 until 1995, Mr. Lipham served in various financial capacities with Synovus and/or TSYS, including Senior Vice President and Treasurer. M. Troy Woods was elected as Executive Vice President of TSYS in July, 1995. From 1987 until 1995, Mr. Woods served in various capacities with TSYS, including Senior Vice President. G. Sanders Griffith, III has served as General Counsel of TSYS since 1988 and was elected as Secretary of TSYS in June, 1995. Mr. Griffith currently serves as Senior Executive Vice President, General Counsel and Secretary of Synovus and has held various positions with Synovus since 1988.

     All of the executive officers of TSYS serve at the pleasure of TSYS' Board of Directors. There are no family relationships between any of TSYS' executive officers, and there are no arrangements or understandings between any such executive officer or any other person pursuant to which any such officer was elected.

                         III. EXECUTIVE COMPENSATION

(1) Summary Compensation Table.

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of TSYS and for the other four most highly compensated executive officers of TSYS.

                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------   ------------------------------
                                                                    Other            Restricted       Securities      All
                                                                    Annual           Stock            Underlying      Other
Name and                                                            Compen-          Award(s)         Options/        Compen-
Principal Position<F1>    Year    Salary<F2>        Bonus<F3>       sation<F4>       <F5>             SARs            sation<F6>
-----------------------   ------  --------------   -----------      ------------     --------------   -------------   ------------
Richard W. Ussery         1996    $391,725         $491,363             -0-          $316,187         43,853          $137,152
Chairman of the Board     1995     331,400          204,750             -0-           222,015         38,987           102,439
and Chief Executive       1994     255,000          162,105             -0-            79,505         20,741            47,400
Officer

Philip W. Tomlinson       1996     335,350          386,000             -0-           223,784         31,038           115,728
President                 1995     283,900          160,500             -0-           157,133         27,594            87,508
                          1994     221,350          129,830             -0-            56,252         14,675            42,602

William A. Pruett         1996     200,900          246,080             -0-            84,880         11,774            67,486
Executive Vice            1995     173,000          103,800             -0-            59,604         10,467            50,628
President                 1994     138,500           88,100             -0-            22,494          5,868            29,428

M. Troy Woods             1996     179,375          184,375             -0-            75,792         10,513            53,175
Executive Vice            1995     150,000           59,375             -0-               -0-          5,400            35,356
President                 1994<F7>     --               --              --                --             --                --

James B. Lipham           1996     147,500          152,500             -0-             63,938         8,868            43,755
Executive Vice President  1995     122,500           48,125             -0-               -0-          5,400            30,302
and Chief Financial       1994      95,000           23,750             -0-               -0-          4,800            22,774
Officer

--------------------
<F1> Mr. Blanchard  received no cash  compensation  from TSYS during 1996, other than director fees.

<F2> Amount  consists of base salary and  director  fees for Messrs.  Ussery and
     Tomlinson.

<F3> Bonus amount for 1996  includes a special  recognition  award of $5,000 for
     Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham.

                                       7

<F4> Perquisites and other personal  benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<F5> Amount  consists  of  value  of  award,  net of  consideration  paid by the executive.  As of December 31, 1996,  Messrs.  Ussery,  Tomlinson,  Pruett,
     Woods  and  Lipham  held  123,164,   104,640,  33,491,  24,944  and  23,436
     restricted shares, respectively, with a value of $3,463,144, $2,920,560, $941,499, $688,766 and $645,362, respectively. On July 1, 1996, restricted stock was awarded in the amount of 14,618, 10,346, 3,925, 3,504 and 2,956 shares of Synovus Common Stock to Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, respectively, with the following vesting schedule: 20% on July 1, 1997; 20% on July 1, 1998; 20% on July 1, 1999; 20% on July 1, 2000; and
     20% on July 1, 2001. On September 5, 1995, restricted stock was awarded in the amount of 12,996, 9,198 and 3,489 shares of Synovus Common Stock to Messrs. Ussery, Tomlinson and Pruett, respectively, with the following vesting schedule: 20% on September 5, 1996; 20% on September 5, 1997; 20% on September 5, 1998; 20% on September 5, 1999; and 20% on September 5, 2000. On June 28, 1994, restricted stock was awarded in the amount of 6,914, 4,892 and 1,956 shares of Synovus Common Stock to Messrs. Ussery, Tomlinson and Pruett, respectively, with the following vesting schedule:
     20% on June 28, 1995;  20% on June 28, 1996;  20% on June 28, 1997;  20% on
     June 28, 1998; and 20% on June 28, 1999. Dividends are paid on all restricted shares.

<F6> The 1996 amount consists of contributions  or other  allocations to defined contribution plans of $30,000 for each executive; allocations pursuant to defined contribution excess benefit agreements of $96,168, $74,424, $36,922, $22,671 and $13,352 for each of Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, respectively; premiums paid for group term life insurance coverage of $720, $720, $564, $504 and $403 for each of Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, respectively; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $92 and $99 for Messrs. Ussery and Tomlinson, respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $10,172 and $10,485 for Messrs. Ussery and Tomlinson, respectively.

<F7> Disclosure is not required for 1994.

(2) Stock Option Exercises and Grants.

     The following tables provide certain information regarding options to purchase Synovus Common Stock granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

                                            OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                            Individual Grants
------------------------------------------------------------------------------
                                  % of Total                                   Potential
                                  Options/                                     Realized Value at
                                  SARs           Exercise                      Assumed Annual Rates of
                     Options/     Granted to     or                            Stock Price Appreciation
                     SARs         Employees      Base                          For Option Term<F2>
                     Granted      in Fiscal      Price       Expiration       --------------------------
Name                 (#)<F1>      Year           ($/Share)   Date                5%($)       10%($)
-------------------  -----------  -------------  --------    --------------   --------- ----------------
Richard W. Ussery    43,853       3.44%          $21.63      06/30/04         $453,001    $1,084,923
Philip W. Tomlinson  31,038       2.43%           21.63      06/30/04          320,623       767,880
William A. Pruett    11,774       0.92%           21.63      06/30/04          121,625       291,289
M. Troy Woods        10,513       0.82%           21.63      06/30/04          108,599       260,092
James B. Lipham       8,868       0.69%           21.63      06/30/04           91,606       219,394

---------------
<F1> Options  granted  on July 1, 1996 at fair  market  value to  executives  in tandem with restricted stock awards as part of the Synovus 1994 Long-Term Incentive Plan. Options become exercisable on July 1, 1998.

<F2> The dollar gains under these  columns  result from  calculations  using the identified growth rates and are not intended to forecast future price appreciation of Synovus Common Stock.

                                       8

                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

                                                Number of Securities          Value of
                                                Underlying Unexercised        Unexercised In-the-Money
                     Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<F1>
                     Acquired on   Realized     --------------------------    -----------------------------
Name                 Exercise (#)  ($)<F1>      Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------  ------------  -----------  --------------------------    -----------------------------
Richard W. Ussery     -0-           -0-          20,741 /   82,840             $427,783  / $1,121,262
Philip W. Tomlinson   -0-           -0-          14,675 /   58,632              302,672  /    793,600
William A. Pruett     -0-           -0-           5,868 /   22,241              121,028  /    301,036
M. Troy Woods         -0-           -0-               0 /   15,913                    0  /    201,891
                      -0-           -0-               0 /    6,000<F2>                0  /    143,250
James B. Lipham       -0-           -0-               0 /   14,268                    0  /    184,627
                      -0-           -0-               0 /    4,800<F2>                0  /    114,600

----------
<F1> Market value of underlying  securities  at exercise or year-end,  minus the exercise or base price.

<F2> Options pertain to shares of TSYS Common Stock.


(3)  Compensation of Directors.

     Compensation. During 1996, TSYS' directors received a $12,000 retainer, a fee of $800 for regular and special meetings of TSYS' Board of Directors they personally attended and a fee of $500 for meetings of the committees of TSYS' Board of Directors they personally attended. In addition, directors of TSYS are entitled to receive an $800 fee for one regular meeting and a fee of $800 for one special meeting of TSYS' Board of Directors, despite the fact they are unable to personally attend such meetings.

     Director Stock Purchase Plan. TSYS' Director Stock Purchase Plan ("DSPP") is a non-tax-qualified, contributory stock purchase plan pursuant to which qualifying TSYS directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS Common Stock. Under the terms of the DSPP, qualifying directors can elect to contribute up to $1,000 per calendar quarter to make purchases of TSYS Common Stock, and TSYS contributes an additional amount equal to 50% of the directors' cash contributions. Participants in the DSPP are fully vested in, and may request the issuance to them of, all shares of TSYS Common Stock purchased for their benefit thereunder.

(4)  Change in Control Arrangements.

     Messrs. Ussery, Tomlinson, Pruett, Lipham and Woods each hold shares of restricted stock of, and options to purchase stock of, Synovus and/or TSYS which were issued pursuant to the 1992 Total System Services, Inc. Long-Term Incentive Plan and the Synovus Financial Corp. 1994 Long-Term Incentive Plan. Under the terms of the 1992 Total System Services, Inc. Long-Term Incentive Plan and the Synovus Financial Corp. 1994 Long-Term Incentive Plan, in the event of a change in control of TSYS or Synovus, the vesting of any stock options, stock appreciation and other similar rights, restricted stock and performance awards will be accelerated so that all awards not previously exercisable and vested will become fully exercisable and vested.

     Effective January 1, 1996, TSYS entered into Change of Control Agreements ("Agreements") with Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham and certain other executive officers. The Change of Control Agreements provide severance pay and continuation of certain benefits in the event of a Change of Control of Synovus or TSYS. In order to receive benefits under the Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following
a  Change  of  Control  or  the  executive  may   voluntarily  or  involuntarily
terminate   employment    during     the    thirteenth    month    following   a

                                       9

Change of Control. With respect to Synovus, a "Change of Control" generally is deemed to occur in any of the following circumstances: (1) the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (2) the persons serving as directors of Synovus as of January 1, 1996 and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Board ceasing to comprise at least two-thirds (2/3) of the Board; (3) a merger, consolidation, reorganization or sale of Synovus' assets unless (a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company, (b) no person owns more than 20% of the new company, and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or (4) a "triggering event" as defined in the Synovus Rights Agreement. With respect to TSYS, a Change of Control is generally defined in the same manner as a Change of Control of Synovus, except that (1) a spin-off of TSYS stock to Synovus shareholders and (2) any transaction in which Synovus continues to own more than 50% of the outstanding voting stock of TSYS are specifically excluded from the definition of Change of Control.

     Under the Agreements with Messrs. Ussery and Tomlinson, severance pay would equal three times current base salary and bonus, with bonus being defined as the average of the previous three years measured as a percentage of base salary multiplied by current base salary. Under the Agreements with Messrs. Pruett, Lipham and Woods, severance pay would equal two times current base salary and bonus, as previously defined. Medical, life, disability and other welfare benefits will be provided at the expense of TSYS for three years for Messrs. Ussery and Tomlinson (two years for Messrs. Pruett, Lipham and Woods) with the level of coverage being determined by the amount elected by the executive during the open enrollment period immediately preceding the Change of Control. Executives would also receive a short-year bonus for the year of separation based on the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times market grant.

     Executives who are impacted by the Internal Revenue Service excise tax that applies to certain change of control agreements would receive additional gross up payments so that they are in the same position as if there were no excise tax. The Agreements do not provide for retirement benefits or perquisites.

     Notwithstanding anything to the contrary set forth in any of TSYS' previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

                                       10

(5)  Stock Performance Graph.

     The following graph compares the yearly percentage change in cumulative shareholder return on TSYS Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Computer Software & Services Index for the last five fiscal years (assuming a $100 investment on December 31, 1991 and reinvestment of all dividends).

    [Omitted Stock Performance Graph is represented by the following table.]

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
        TSYS, S&P 500 AND S&P COMPUTER SOFTWARE & SERVICES INDEX

               1991      1992      1993      1994      1995      1996
TSYS           $100      $114      $210      $276      $494      $872

S&P 500        $100      $108      $118      $120      $165      $203

S&P CS&S       $100      $119      $131      $174      $242      $360

(6)  Compensation Committee Report on Executive Compensation.

     The Compensation Committee (the "Committee") of the Board of Directors of TSYS is responsible for evaluating the remuneration of senior management and board members of TSYS and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of TSYS and its subsidiaries are eligible to participate. Because TSYS' mission is to exceed the expectations of its customers through the delivery of superior service and continuous quality improvement that rewards its employees and enhances the value of its shareholders' investment, the Committee's executive compensation policies and practices are designed to attract, retain and reward its executives for their performance in accomplishing TSYS' mission.

     Elements  of  Executive  Compensation.   The  four  elements  of  executive
compensation at TSYS are:

                           o        Base Salary
                           o        Annual Bonus
                           o        Long-Term Incentives
                           o        Other Benefits

     The Committee believes that a substantial portion, though not a majority, of an executive's compensation should be "at-risk" based upon TSYS' short-term performance (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term performance (through long-term incentives including stock options and restricted stock

                                       11

awards). The remainder of each executive's compensation is primarily based upon the competitive practices of companies similar in size to TSYS ("similar companies") with certain adjustments as described below. The companies used for comparison are not the same companies included in the peer group index appearing in the Stock Performance Graph above. A description of each element of executive compensation and the factors and criteria used by the Committee in determining these elements is discussed below:

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The Committee believes that the base salary of TSYS executives should reflect the fact that TSYS has had outstanding stock performance over the previous 10 years, resulting in significant market value added for its shareholders. The Committee has had considerable difficulty, however, in obtaining data that reflected the appropriate market for the compensation of TSYS executives. Positions for which market matches could be found were targeted at the median level. The Committee added a premium, however, to the size-based market data designed to reflect pay at companies with similar strong stock performance and market value added. Positions for which such market data could not be obtained were slotted using internal equity considerations. Based solely upon these comparisons, the Committee increased Mr. Ussery's base salary in 1996. The Committee also increased the base salaries of TSYS' other executive officers in 1996 based upon these comparisons and internal equity considerations, as described above.

     Annual Bonus. Annual bonuses are awarded to the executive officers of TSYS pursuant to the terms of the Synovus Executive Bonus Plan and the Synovus Incentive Bonus Plan (collectively, the "plans"). The Committee has the discretion from year-to-year to select participants in the Synovus Executive Bonus Plan, which was approved by the shareholders of TSYS in 1996. For 1996, the Committee selected Mr. Ussery to participate in the Synovus Executive Bonus Plan, while the Committee selected Messrs. Tomlinson, Pruett, Woods and Lipham to participate in the Synovus Incentive Bonus Plan. Under the terms of the plans, bonus amounts are paid as a percentage of base pay based on the achievement of previously established performance goals. The performance measures for such goals may be chosen by the Committee from among the following for Synovus, any of its business segments and/or any of its business units: (i) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (ii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS; (iii) productivity and expense control; (iv) stock price; (v) return on capital compared to cost of capital; (vi) net income;
(vii) operating income; (viii) earnings per share and/or earnings per share growth; (ix) return on equity; (x) return on assets; (xi) nonperforming assets and/or loans as a percentage of total assets and/or loans; (xii) noninterest expense as a percentage of total expense; (xiii) loan charge-offs as a percentage of total loans; and (xiv) asset growth. For Mr. Ussery and TSYS' other executive officers, the Committee established a payout matrix based upon the attainment of net income targets during 1996. TSYS' financial performance and individual performance, separate from the financial performance goals established at the beginning of the year, can reduce bonus awards determined by the attainment of the established goals, although this was not the case for any of TSYS' executive officers. The maximum percentage payouts under the plans for 1996 were 65% for Mr. Ussery, 60% for Messrs. Tomlinson and Pruett and 50% for Messrs. Woods and Lipham. The Committee also established a special provision that would double the bonus otherwise payable to TSYS' executive officers. This provision was based upon the attainment of a "stretch" net income goal and the attainment of a selected number of cardholder accounts. Because the two goals under this special provision were exceeded and the overall financial results of TSYS were favorable, Mr. Ussery and TSYS' other executive officers were awarded the maximum bonus amount for which each executive was eligible.

     Long-Term Incentives. The two types of long-term incentives awarded to executives to date are stock options and restricted stock awards. Because of the relatively low number of previously traded shares of TSYS, the Committee has decided to award stock options and restricted stock awards of Synovus stock to TSYS executives, thereby linking their interests to the interests of TSYS and Synovus shareholders. Restricted stock awards are designed to focus executives on the long-term performance of TSYS and Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in TSYS and Synovus and to share in the appreciation

                                       12

of the value of TSYS and Synovus Common Stock. In 1994, the Committee established a payout matrix for future long-term incentive grants that uses total shareholder return as measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of a peer group of companies. For the long-term incentive awards made in 1996, total shareholder return and peer comparisons were measured during the 1993-1995 performance period. Applying the results of the 1993-1995 performance period to the payout matrix, the Committee granted Mr. Ussery and TSYS' other executive officers restricted stock awards and stock options in 1996.

     Benefits. Benefits offered to executives serve a different purpose than the other elements of total compensation. In general, these benefits provide either retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the general employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including excess benefit arrangements designed to replace benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of TSYS' benefits package for executives. The Plan is directly related to corporate performance because the amount of employer contributions to the Plan (to a maximum of 14% of an executive's compensation) is a function of TSYS' profitability. For 1996, Mr. Ussery and TSYS' other executive officers received a Plan contribution of 14% of their compensation based upon the profitability formula under the Plan. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to limit the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts greater than $1 million unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure the deductibility of compensation in excess of $1 million. For 1996, Mr. Ussery would have been affected by this provision but for the steps taken by the Committee. However, the Committee reserves the ability to make awards which do not qualify for full deductibility under Section 162(m) of the Code if the Committee determines that the benefits of so doing outweigh full deductibility.

     The Committee believes that the executive compensation policies serve the best interests of the shareholders and of TSYS. A substantial portion of the compensation of TSYS' executives is directly related to and commensurate with TSYS' performance. The Committee believes that the performance of TSYS to date validates the Committee's compensation philosophy.

Gardiner W. Garrard, Jr.
Mason H. Lampton

(7)  Compensation Committee Interlocks and Insider Participation.

     William B. Turner, Gardiner W. Garrard, Jr., George C. Woodruff, Jr. and Mason H. Lampton served as members of TSYS' Compensation Committee during 1996. No member of the Committee is a current or former officer or employee of TSYS or its subsidiaries.

     During 1996, Mr. Turner was Chairman of the Executive Committee of W.C. Bradley Co. James H. Blanchard, Chairman of the Executive Committee of TSYS, serves on the Board of Directors of W.C. Bradley Co. TSYS leases various properties in Columbus, Georgia, from W.C. Bradley Co. for office space and storage. The rent paid for the space in 1996, which is approximately 71,915 square feet, is approximately $688,403. The lease agreements were made on substantially the same terms as those prevailing at the time for comparable leases for similar facilities with an unrelated third party in Columbus, Georgia.

     TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by B&C Company, a Georgia general partnership in which CB&T and W.C. Bradley Co. are equal partners. CB&T and W.C. Bradley Co. have each agreed to remit to B&C Company fixed fees

                                       13

for each hour they fly the aircraft owned and/or leased by B&C Company. TSYS paid CB&T $600,953 for its use of the B&C Company aircraft during 1996, which $600,953 was remitted to B&C Company by CB&T. The charges payable by TSYS to CB&T in connection with its use of this aircraft approximate charges made available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes. William B. Turner, a director of TSYS and Chairman of the Executive Committee of CB&T and Synovus, was an officer, director and shareholder of W.C. Bradley Co. during 1996. James H. Blanchard, Chairman of the Executive Committee of TSYS, Chairman of the Board of Synovus and a director of CB&T, is a director of W.C. Bradley Co. W. Walter Miller, Jr., a director of W.C. Bradley Co., is Senior Vice President and a director of TSYS. Elizabeth C. Ogie, the niece of William B. Turner and the sister-in-law of W. Walter Miller, Jr., is a director of W.C Bradley Co. and a director of CB&T and Synovus. Stephen T. Butler, the nephew of William B. Turner and an officer and director of W.C. Bradley Co., is a director of CB&T. Samuel
M. Wellborn, III, Chairman of the Board of CB&T, is a director of W.C. Bradley Co. W.B. Turner, Jr. and John T. Turner, the sons of William B. Turner, are officers and directors of W.C. Bradley Co. and are also directors of CB&T.

     Gardiner W. Garrard, Jr. is President of The Jordan Company. TSYS leases from The Jordan Company approximately 10,000 square feet of office space in Columbus, Georgia for $5,900 per month, which lease expires on September 30, 1999. The lease was made on substantially the same terms as those prevailing at the time for leases of comparable property between unrelated third parties. During 1996, The Jordan Company received payments from a third party lessor of $116,440 in connection with its representation of TSYS as leasing agent in securing office space in Atlanta, Georgia. The payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. Gardiner
W. Garrard, Jr., a director of TSYS, CB&T and Synovus, is an officer, director and shareholder of The Jordan Company. Richard M. Olnick, the brother-in-law of Gardiner W. Garrard, Jr. and a director of CB&T, is an officer, director and shareholder of The Jordan Company.

(8)  Transactions with Management.

     During 1996, TSYS paid to Communicorp, Inc. an aggregate of $504,389. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties and were primarily for various printing and business communication services provided by Communicorp, Inc. to TSYS. Communicorp, Inc. is a wholly owned subsidiary of AFLAC Incorporated. Daniel P. Amos, a director of CB&T and Synovus, is Chief Executive Officer and a director of AFLAC Incorporated.

     King & Spalding, a law firm located in Atlanta, Georgia, performed legal services on behalf of TSYS during 1996. Griffin B. Bell and Samuel A. Nunn, directors of TSYS, are Senior Partners of King & Spalding.

     Bradley & Hatcher, a law firm located in Columbus, Georgia, was retained by TSYS in 1996 to perform legal services on its behalf. Richard Y. Bradley, a director of Synovus, CB&T and TSYS, is a partner of Bradley and Hatcher.

     For information about transactions with companies that are affiliates of William B. Turner and Gardiner W. Garrard, Jr., directors of TSYS, see Section III (7) hereof captioned "Compensation Committee Interlocks and Insider Participation."

     For a description of certain transactions between TSYS and its affiliated companies, upon whose Boards of Directors certain of TSYS' directors also serve, see Section IV(D) hereof captioned "Bankcard Data Processing Services Provided to CB&T and Certain of Synovus' Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus' Subsidiaries."

                                       14

     IV. RELATIONSHIPS BETWEEN TSYS, SYNOVUS, CB&T AND CERTAIN OF SYNOVUS' SUBSIDIARIES

A. Beneficial Ownership of TSYS Common Stock by CB&T.

     The following table sets forth, as of December 31, 1996, the number of shares of TSYS Common Stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS Common Stock.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name and Address         Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/96           as of 12/31/96
------------------------ ------------------------ -----------------------------
Columbus Bank
and Trust Company        104,401,292<F1><F2>           80.7%
1148 Broadway,
Columbus, Georgia 31901

------------
<F1> CB&T individually owns these shares.

<F2> As of December  31, 1996,  Synovus  Trust  Company,  a  wholly owned  trust company subsidiary of CB&T ("Synovus Trust"), held in various fiduciary capacities a total of 743,852 shares (.57%) of TSYS Common Stock. Of this total, Synovus Trust held 569,414 shares as to which it possessed sole voting power, 580,570 shares as to which it possessed sole investment power and 163,282 shares as to which it possessed shared voting and investment power. In addition, as of December 31, 1996, Synovus Trust held in various agency capacities an additional 1,291,408 shares of TSYS Common Stock as to which it possessed no voting or investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS Common Stock which are held by Synovus Trust in various fiduciary and agency capacities.

     CB&T, by virtue of its individual ownership of 104,401,292 shares, or 80.7%, of the outstanding shares of TSYS Common Stock on December 31, 1996 is able to, and intends to, elect a majority of TSYS' Board of Directors. CB&T presently controls TSYS.

B.   Interlocking Directorates of TSYS, Synovus and CB&T.

     Eight of the fourteen members of and nominees to serve on TSYS' Board of Directors also serve as members of the Boards of Directors of Synovus and CB&T. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John
P. Illges, III, H. Lynn Page, William B. Turner, George C. Woodruff, Jr., and James D. Yancey. Mason H. Lampton serves as an Advisory Director of CB&T and as a director of Synovus.

C.   Synovus Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1996, the number of shares of Synovus Common Stock beneficially owned by TSYS' directors and TSYS' five most highly compensated executive officers.

                                       15

                           Shares of       Shares of      Shares of
                             Synovus         Synovus        Synovus                      Percentage
                        Common Stock    Common Stock   Common Stock                              of
                        Beneficially    Beneficially   Beneficially           Total     Outstanding
                          Owned with      Owned with     Owned with       Shares of       Shares of
                         Sole Voting          Shared    Sole Voting         Synovus         Synovus
                                 and      Voting and         but no    Common Stock    Common Stock
                          Investment      Investment     Investment    Beneficially    Beneficially
                         Power as of     Power as of    Power as of     Owned as of     Owned as of
Name                        12/31/96        12/31/96       12/31/96        12/31/96        12/31/96
-----------------------  -------------  ------------   --------------  ------------    ------------
Griffin B. Bell               18,857         10,000         ---            28,857              .02%
James H. Blanchard           720,749<F1>      4,460       164,598         889,807              .76
Richard Y. Bradley             8,133         56,221         ---            64,354              .06
Gardiner W. Garrard, Jr.      88,481        635,938         ---           724,419              .62
John P. Illges, III          247,356        116,445<F2>     ---           363,801              .31
Mason H. Lampton              77,462        128,693<F3>     ---           206,155              .18
James B. Lipham                1,080            ---         2,956           4,036             .003
W. Walter Miller, Jr.         17,668<F4>     28,334         ---            46,002              .04
Samuel A. Nunn                  ---             ---         ---              ---               ---
H. Lynn Page                 373,688          5,118         ---           378,806              .33
William A. Pruett              7,347<F5>        ---         7,891          15,238              .01
Philip W. Tomlinson           18,611<F6>        ---        20,640          39,251              .03
William B. Turner             41,649     13,503,372<F7>     ---        13,545,021            11.64
Richard W. Ussery             36,229<F8>      1,744        29,164          67,137              .06
George C. Woodruff, Jr.       56,605         30,000<F9>     ---            86,605              .07
M. Troy Woods                    ---            ---         3,504           3,504             .003
James D. Yancey              453,585<F10>    27,412        34,615         515,612              .44

-------------------
<F1> Includes  38,151  shares of Synovus  Common Stock with respect to which Mr.
     Blanchard has options to acquire.

<F2> Includes  27,852  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Illges is a trustee.

<F3> Includes  117,639  shares of Synovus Common Stock held in a trust for which
     Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F4> Includes  4,500  shares of Synovus  Common  Stock with respect to which Mr.
     Miller has options to acquire.

<F5> Includes  5,868  shares of Synovus  Common  Stock with respect to which Mr.
     Pruett has options to acquire.

<F6> Includes  14,675  shares of Synovus  Common Stock with respect to which Mr.
     Tomlinson has options to acquire.

<F7> Includes  1,141,425  shares held by a  charitable  foundation  of which Mr.
     Turner is a trustee.

<F8> Includes  20,741  shares of Synovus  Common Stock with respect to which Mr.
     Ussery has options to acquire.

<F9> Includes  30,000  shares  held by a  charitable  foundation  of  which  Mr.
     Woodruff is a trustee.

<F10>Includes  24,588  shares of Synovus  Common Stock with respect to which Mr.
     Yancey has options to acquire.

                                       16

     The following table sets forth information, as of December 31, 1996, with respect to the beneficial ownership of Synovus Common Stock by all directors and executive officers of TSYS as a group.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         Synovus Common Stock     Synovus Common Stock
Name of                  Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/96           as of 12/31/96
------------------------ -----------------------  -----------------------------
All  directors
and executive
officers of TSYS as a         17,095,947               14.69%
group (includes 18
persons)

D. Bankcard Data Processing Services Provided to CB&T and Certain of Synovus' Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus' Subsidiaries.

     During 1996, TSYS provided bankcard data processing services to CB&T and 29 of Synovus' other banking subsidiaries. The bankcard data processing agreement between TSYS and CB&T can be terminated by CB&T upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to CB&T. During 1996, TSYS derived $1,809,847 in revenues from CB&T and 29 of Synovus' other banking subsidiaries from the performance of bankcard data processing services and $128,411 in revenues from Synovus and its subsidiaries from the performance of other data processing services. TSYS' charges to CB&T and Synovus' other subsidiaries for bankcard and other data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     Synovus Service Corp. ("SSC"), a wholly owned subsidiary of Synovus, provides various services to Synovus' subsidiary companies, including TSYS. TSYS and SSC are parties to Lease Agreements pursuant to which SSC leased from TSYS office space for lease payments aggregating $107,449 during 1996, and TSYS leased from SSC office space for lease payments aggregating $34,472 during 1996. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     TSYS and Synovus and TSYS and SSC are parties to Management Agreements (having one year, automatically renewable, unless terminated, terms), pursuant to which Synovus and SSC provide certain management services to TSYS. During 1996, these services included human resource services, maintenance services, security services, communications services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 1996, TSYS paid Synovus and SSC management fees of $1,079,706 and $8,583,648, respectively. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 1996, Synovus Trust Company served as Trustee of various employee benefit plans of TSYS. During 1996, TSYS paid Synovus Trust Company trustee's fees under these plans of $151,525.

     During 1996, Columbus Depot Equipment Company ("CDEC"), a wholly owned subsidiary of TSYS, and CB&T and 25 of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which CB&T and 25 of Synovus' other subsidiaries leased from CDEC computer related equipment for bankcard and bank data processing services for lease payments aggregating $152,262. During 1996, CDEC sold CB&T and certain of Synovus' other subsidiaries computer related equipment for bankcard and bank data processing services for payments aggregating $23,073. In addition, CDEC was paid $15,375 by CB&T and certain of Synovus' other subsidiaries for monitoring such equipment. The terms, conditions, rental rates and/or sales prices provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases and sales of similar equipment offered by unrelated third parties.

     During 1996, Synovus Data Corp., a wholly owned subsidiary of Synovus, paid TSYS $303,554 for data links, network services and other miscellaneous items related to the data processing services which Synovus Data Corp. provides to its customers, which amount was reimbursed to

                                       17

Synovus Data Corp. by its customers. During 1996, Synovus Data Corp. paid TSYS $31,825, primarily for computer processing services. During 1996, TSYS and Synovus Data Corp. were parties to a Lease Agreement pursuant to which TSYS leased from Synovus Data Corp. portions of its office building for lease payments aggregating $240,000. The charges for processing and other services, and the terms of the Lease Agreement, are comparable to those between unrelated third parties.

     During 1996, TSYS and CB&T were parties to Lease Agreements pursuant to which CB&T leased from TSYS portions of its maintenance and warehouse facilities for lease payments aggregating $11,628. During 1996, TSYS and CB&T were also parties to a Lease Agreement pursuant to which TSYS leased office space from CB&T for lease payments of $4,483 per month. The terms, conditions and rental rates provided for in these Lease Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar facilities offered by unrelated third parties in the Columbus, Georgia area.

     During 1996, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc. and Lincoln Marketing, Inc., wholly owned subsidiaries of TSYS, an aggregate of $753,065 for printing and correspondence services. The charges for these services are comparable to those between unrelated third parties.

    During 1996, TSYS purchased 35,349 shares of Synovus Common Stock from Synovus for $764,422 and simultaneously granted the shares to certain executive officers of TSYS as restricted stock awards. The per share purchase price of such shares was equal to the fair market value of a share of Synovus Common Stock on the date of purchase.

      During 1996, TSYS and its subsidiaries were paid $1,392,543 of interest by CB&T in connection with deposit accounts with, and commercial paper purchased from, CB&T. These interest rates are comparable to those provided for between unrelated third parties.

     The Board of Directors of TSYS has resolved that transactions with officers, directors, key employees and their affiliates shall be approved by a majority of its independent and disinterested directors, if otherwise permitted by applicable law, and will be on terms no less favorable than could be obtained from unrelated third parties.

        V. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires TSYS' officers and directors, and persons who own more than ten percent of TSYS Common Stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish TSYS with copies of all
Section 16(a) forms they file.

     To TSYS' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Woodruff reported six transactions late on a Form 5, Mr. Turner reported seven transactions late on a Form 5, and Mr. Page reported one transaction late on a Form 5.

                            VI. INDEPENDENT AUDITORS

     On February 28, 1997, TSYS' Board of Directors appointed KPMG Peat Marwick LLP as the independent auditors to audit the financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 1997. The Board of Directors knows of no direct or material indirect financial interest by KPMG Peat Marwick LLP in TSYS or of any connection between KPMG Peat Marwick LLP and TSYS in the capacity of promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG Peat Marwick LLP will be present at TSYS' 1997 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                       18

   VII. FINANCIAL INFORMATION WITH REFERENCE TO TSYS CONTAINED IN TSYS' 1996
                                   ANNUAL REPORT

     Detailed financial information for TSYS and its subsidiaries for its 1996 fiscal year is included in TSYS' 1996 Annual Report that is being mailed to TSYS' shareholders together with this Proxy Statement.

                               VIII. OTHER MATTERS

     At the time of preparation of this Proxy Statement, TSYS' Board of Directors has not been informed of any matters to be presented by or on behalf of TSYS' Board of Directors or its management for action at TSYS' 1997 Annual Meeting which are not referred to herein. If any other matters come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote thereon in accordance with their best judgment.

     TSYS' shareholders are urged to vote, date and sign the enclosed Proxy Card solicited on behalf of TSYS' Board of Directors and return it at once in the envelope which is enclosed for that purpose. This should be done whether or not the TSYS shareholder plans to attend TSYS' 1997 Annual Meeting.

                              By Order of the Board of Directors
                              /s/Richard W. Ussery
                              Richard W. Ussery
                              Chairman of the Board, Total System Services, Inc.

Columbus, Georgia
March 13, 1997

                                       19